Exhibit 99.1

ConocoPhillips Reports Second Quarter Net Income of $1.1 Billion;
Solid Operating Performance Drives Debt Reduction

    HOUSTON--(BUSINESS WIRE)--July 30, 2003--ConocoPhillips (NYSE:COP)

                         Earnings at a glance

                     Second Quarter               Six Months
             ---------------------------- ----------------------------
                  2003          2002           2003           2002
             --------------  ------------ --------------  ------------
Income from
 continuing
 operations  $1,079 million  $312 million $2,349 million  $214 million
Income from
 discontinued
 operations     $59            39            $81            35
Cumulative
 effect of
 change in
 accounting
 principle       $-             -           $145             -
Net income   $1,138           351         $2,575           249
----------------------------------------------------------------------
Diluted income
 per share
 Income from
  continuing
  operations  $1.58          0.81          $3.44          0.55
 Net income   $1.66          0.91          $3.77          0.65
----------------------------------------------------------------------
Revenues      $25.6 billion $10.5 billion  $52.7 billion $18.9 billion
----------------------------------------------------------------------



    ConocoPhillips (NYSE:COP) today reported second quarter net income of $1,138 million, or $1.66 per share, compared with $351 million, or 91 cents per share, for the same quarter in 2002, which was prior to the ConocoPhillips merger. Total revenues were $25.6 billion, versus $10.5 billion a year ago. Income from continuing operations for the second quarter was $1,079 million, or $1.58 per share, compared with $312 million, or 81 cents per share, for the same period a year ago.
    After-tax items impacting second quarter income from continuing operations included charges of $135 million for merger-related expenses and contingency accruals, as well as $25 million related to marketing lease-loss accruals. Also included were the benefits of an $87 million net gain from changes in certain international tax laws and $55 million related to the Bayu-Undan project in the Timor Sea.
    "We are pleased with our operating and financial performance during the second quarter," said Jim Mulva, president and chief executive officer. "Operationally, upstream production was 1.64 million barrels-of-oil-equivalent (BOE) per day during the quarter and
1.63 million BOE for the first half of 2003. Our refining and marketing business also had another solid quarter as our refineries ran at 96 percent of capacity.
    "This operating performance combined with solid commodity prices, disciplined capital spending, asset sales, and the financial benefits of our synergy initiatives contributed to continued strong earnings and allowed us to reduce our debt by $2.2 billion so far this year."
    For the first six months of 2003, net income was $2,575 million, or $3.77 per share, versus $249 million, or 65 cents per share, for 2002. Income from continuing operations was $2,349 million, or $3.44 per share, compared with $214 million, or 55 cents per share, for the same period a year ago. Total revenues were $52.7 billion, versus $18.9 billion a year ago.
    The ConocoPhillips merger was consummated on Aug. 30, 2002, and used purchase accounting to recognize the fair value of the Conoco assets and liabilities. While the results of the second quarter and first six months of 2003 reflect the operations of the combined company, the second quarter of 2002, as well as the first six months of 2002, reflect only Phillips' results, restated for discontinued operations. Definitive sales agreements for all asset dispositions required by the Federal Trade Commission (FTC) have now been executed and, pending FTC approval, these agreements are expected to close by the end of the third quarter.
    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Second quarter financial results: E&P income from continuing operations in the second quarter was $1,070 million, down from $1,137 million in the first quarter of 2003 and up from $339 million in the second quarter of 2002. The decrease from the first quarter was primarily the result of lower realized crude oil and natural gas prices and foreign currency exchange losses, partially offset by tax law changes in certain jurisdictions and increased production. Improved results from the second quarter of 2002 were due to higher realized crude oil and natural gas prices, benefits from tax law changes in certain jurisdictions, and increased production resulting from the addition of the Conoco assets. Additionally, improvements from prior periods reflect progress made on the implementation of synergy initiatives.
    ConocoPhillips' daily production for the quarter was slightly above the first quarter, averaging 1.64 million BOE per day, including Canadian Syncrude. Increased production primarily in Venezuela was partially offset by seasonal declines in Alaska and the North Sea.
    ConocoPhillips' second quarter 2003 average worldwide crude oil sales price was $25.19 per barrel, down from $30.73 in the first quarter of 2003. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.72 and $3.93 per thousand cubic feet, respectively, compared with $5.47 and $4.49 in the first quarter of 2003.
    In June, the Norway Removal Grant Act (1986) was repealed. This resulted in a net after-tax benefit of $87 million in the second quarter. Also in the second quarter, in connection with the Bayu-Undan project, Australia and Timor-Leste ratified the treaty between the two nations governing fiscal and other arrangements in the Timor Sea, and the company received final approvals from the relevant authorities to proceed with the gas development phase of the project. The company recognized a $55 million benefit related to restructuring of ownership interest and other matters associated with the Bayu-Undan project.
    Six months financial results: E&P income from continuing operations for the first six months of 2003 was $2,207 million, up from $481 million in 2002, primarily due to additional volumes from the Conoco operations, higher realized worldwide crude oil and natural gas prices, and tax law changes.
    ConocoPhillips' average worldwide crude oil price was $27.82 per barrel for the first six months of 2003, compared with $21.90 for 2002. The company's U.S. Lower 48 and worldwide natural gas prices averaged $5.10 and $4.21 per thousand cubic feet, respectively, versus $2.26 and $2.27 in 2002.

    Midstream

    Second quarter financial results: Midstream income from continuing operations was $25 million, down from $31 million in the first quarter of 2003 and up from $12 million in the second quarter of 2002. The decrease from the first quarter was due primarily to lower natural gas liquids prices. The increase over the second quarter of 2002 was primarily due to higher natural gas liquids prices for Duke Energy Field Services, LLC (DEFS).
    Six months financial results: Midstream operating results increased to $56 million, from $24 million in 2002. Contributing to the increase were higher equity earnings from DEFS and the addition of the Conoco midstream operations.

    Refining and Marketing (R&M)

    Second quarter financial results: R&M income from continuing operations was $301 million, down from $371 million in the previous quarter and improved from $68 million in the second quarter of 2002.
    The decline in second quarter R&M earnings compared with the first quarter of 2003 was primarily driven by lower worldwide refining margins. These lower margins were partially offset by higher sales volumes, higher U.S. and international marketing margins, and lower utility and turnaround costs. The improved results over the second quarter of 2002 were attributable to the addition of the Conoco assets, higher refining and marketing margins, and business improvements, which included the benefits from progress made on implementing synergy initiatives. These improvements were partially offset by higher refining utility costs and marketing lease-loss accruals.
    The refinery crude oil capacity utilization rate averaged 96 percent, compared with 92 percent last quarter. After-tax turnaround costs were $26 million and $40 million in the second quarter and first quarter of 2003, respectively.
    Six months financial results: R&M income from continuing operations for the first six months of 2003 increased to $672 million, compared with a loss of $19 million in the first half of 2002. The addition of the Conoco assets, as well as increased refining and marketing margins, contributed to the increase. These increases were partly offset by higher utility costs and lease-loss accruals on the company's marketing operations.

    Chemicals

    Second quarter financial results: The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $12 million, compared with a loss of $23 million in the first quarter of 2003 and income of $7 million in the second quarter of 2002. Improvements from the first quarter were the result of higher margins as feedstock and utility costs trended downward. Second quarter 2003 results included approximately $6 million of after-tax charges related to severance and contingency accruals. The increase from the second quarter of 2002 primarily reflects higher margins, particularly in olefins and polyolefins.
    Six months financial results: During the first six months of 2003, the Chemicals segment had a loss from continuing operations of $11 million, compared with a loss of $4 million for the same period a year ago. The increased loss was primarily due to higher feedstock and utility costs in 2003, especially in the first quarter.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $23 million in the second quarter of 2003, compared with losses of $34 million in the first quarter of 2003 and $3 million in the second quarter of 2002. The improvement from the first quarter was primarily attributable to a reduction in carbon fibers expenses, as well as reduced costs associated with a gas-to-liquids plant. The increased costs from the second quarter of 2002 resulted from the addition of the Conoco assets.

    Corporate and Other

    Second quarter after-tax Corporate expenses from continuing operations were $306 million, compared with $212 million in the previous quarter and $111 million in the second quarter of 2002. Contributing to the increase over the first quarter was a $39 million charge to accelerate the recognition of certain pension costs, which was required by accounting rules due to the number of employee retirements associated with the merger. In addition, Corporate expenses increased due to a $35 million charge for restructuring accruals and $41 million of additional merger-related expenses. Corporate charges were reduced by lower interest expense and gains on foreign currency transactions. The increase over the second quarter of 2002 included expenses associated with the addition of the Conoco assets, pension charges and other merger-related expenses.
    Total debt at the end of the second quarter was $17.6 billion, $600 million lower than the end of the previous quarter and $2.2 billion below year-end 2002. This improvement resulted from strong operating performance, solid commodity prices, disciplined capital spending and asset sales. At the end of the second quarter, the company's debt-to-capital ratio was 35 percent, down from 36 percent at the end of the first quarter.
    The company's second quarter effective tax rate of 38.4 percent was lower than that of the first quarter primarily due to the impact of changes in tax legislation in Norway and a higher proportion of income from lower-tax-rate jurisdictions in the second quarter.

    Discontinued Operations

    Second quarter 2003 earnings from discontinued operations were $59 million, compared with $22 million in the first quarter. The improvement was primarily related to higher marketing margins. Both first and second quarter earnings were negatively impacted by approximately $25 million due to lease-loss accruals on the company's downstream marketing operations.

    Outlook

    Mr. Mulva concluded:

    "A strong operating performance during the first half of the year, combined with above-average crude oil and natural gas prices and solid refining and marketing margins, allowed us to generate net cash from operating activities of $5.4 billion. This enabled us to fund $2.9 billion in capital expenditures, reduce debt by $2.2 billion, and pay $540 million in dividends. During this period, we improved our debt-to-capital ratio from 39 percent to 35 percent. As previously reported, implementation of two new accounting rules in the third quarter will increase our balance sheet debt by about $3 billion, however we expect our off-balance-sheet debt and minority interest to concurrently decrease by a similar amount. Our debt targets remain unchanged, and we still plan to reduce our debt-to-capital ratio to 30 percent over the next several years.
    "We continue to strengthen our upstream portfolio through legacy project advancement and planned asset dispositions, as well as through efforts aimed at growing our worldwide natural gas business. For example, we announced a major integrated liquefied natural gas project in Qatar, and the Mackenzie Delta participants submitted a Preliminary Information Package, in connection with a pipeline, required for the ultimate development of this area.
    "Downstream, we continue to make progress toward achieving higher mid-cycle margin returns through cost reduction and integration efforts. We are also looking to optimize capital spending required for clean fuels projects through implementing best practices. As announced, we reached an agreement to sell certain retail and dealer marketing sites in the Northeast, and are on track with our plan to rationalize a substantial portion of our U.S. retail marketing assets."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 55,800 employees, $81 billion of assets, and $105 billion of annualized revenues as of June 30, 2003. For more information, go to www.conocophillips.com.




    ConocoPhillips' quarterly conference call is scheduled for noon Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the
                    "Second Quarter Earnings" link.

              For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/2q03earnings.html.

             For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/2q03summary.xls.



    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "however we expect our off-balance-sheet debt and minority interest to concurrently decrease by a similar amount" and "we still plan to reduce our debt-to-capital ratio to 30 percent over the next several years" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais (media), 281-293-4595
             or
             Clayton Reasor (investors), 212-207-1996